EXHIBIT 23.1 - Consent Of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1-800-FLOWERS.COM, Inc. 1999 Stock Incentive Plan and 1997 Stock Option Plan of 1-800-FLOWERS.COM, Inc. of our report dated May 20, 1999, except for the second paragraph of Note 12 - Capital Transactions as to which the date is July 28, 1999, with respect to the consolidated financial statements of 1-800-FLOWERS.COM, Inc. included in its prospectus (dated
August 2, 1999) for the registration of 6,000,000 shares of its common stock, filed with the Securities and Exchange Commission.

                                        ERNST & YOUNG LLP

Melville, New York
August 2, 1999